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                                                                       Exhibit 1




         RESOLVED, that in accordance with Section 8.07(ii) of the Company's Bylaws and as contemplated by Section 2521 of the Pennsylvania Business Corporation Law of 1988, as amended, the first sentence of Section 3.03 of the Company's Bylaws is hereby amended to delete therefrom the following phrase: "or shareholder entitled to cast a majority of the votes which all shareholders are entitled to cast at the particular meeting."





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